Exhibit 2.1

EXECUTION VERSION

UNIT REDEMPTION AGREEMENT

dated as of

July 9, 2012

by and among

A&E TELEVISION NETWORKS, LLC,

NBC-A&E HOLDING, LLC,

DISNEY/ABC INTERNATIONAL TELEVISION, INC.,

CABLE LT HOLDINGS, INC.,

ABC ENTERPRISES, INC.,

HEARST COMMUNICATIONS, INC.,

HEARST HOLDINGS, INC.,

and

HEARST LT INC.

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS
Section 1.01. Definitions	4
Section 1.02. Other Definitional and Interpretative Provisions	7
ARTICLE 2
REDEMPTION
Section 2.01. Redemption	8
Section 2.02. Closing	8
Section 2.03. Closing Deliveries	9
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF REDEMPTION PARTY
Section 3.01. Corporate Existence and Power	10
Section 3.02. Authorization	10
Section 3.03. Governmental Authorization	10
Section 3.04. Noncontravention	10
Section 3.05. Ownership and Transfer of Shares	11
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, ABC AND HEARST
Section 4.01. Corporate Existence and Power	11
Section 4.02. Authorization	11
Section 4.03. Governmental Authorization	12
Section 4.04. Noncontravention	12
ARTICLE 5
COVENANTS
Section 5.01. Access	12
Section 5.02. Company Information	13
Section 5.03. Mutual Release	13
Section 5.04. Commercially Reasonable Efforts; Further Assurances; Transaction Financing.	14
Section 5.05. Certain Filings	15
Section 5.06. Public Announcements; Confidentiality.	16
Section 5.07. ABC and Hearst	16
Section 5.08. Company Consents and Actions; Distributions	16

UNIT REDEMPTION AGREEMENT

This UNIT REDEMPTION AGREEMENT (this “Agreement”), dated as of July 9, 2012, is entered into by and among A&E Television Networks, LLC, a Delaware limited liability company (the “Company”), NBC-A&E Holding, LLC, a Delaware limited liability company (“Redemption Party”), Disney/ABC International Television, Inc., a Delaware corporation (“Disney/ABC TV”), Cable LT Holdings, Inc., a Delaware corporation (“Cable LT”), ABC Enterprises, Inc., a California corporation (“ABC Enterprises” and, together with Disney/ABC TV and Cable LT, “ABC”), Hearst Communications, Inc., a Delaware corporation (“Hearst Communications”), Hearst Holdings, Inc., a Delaware corporation (“Hearst Holdings”), and Hearst LT Inc., a Delaware corporation (“Hearst LT” and, together with Hearst Communications and Hearst Holdings, “Hearst”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, the parties hereto (including, for certain limited purposes, ABC Enterprises) and NBCUniversal Media, LLC, a Delaware limited liability company (formerly NBC Universal, Inc., “NBCU”), entered into that certain Second Amended and Restated Limited Liability Company Agreement of A&E Television Networks, LLC, as of September 15, 2009 (as amended to date, the “LLC Agreement”) (capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the LLC Agreement);

WHEREAS, Redemption Party is the record and beneficial owner of an equity interest in the Company consisting of 15,800 Units (the “NBC-A&E Interest”); and

WHEREAS, Redemption Party desires to have the NBC-A&E Interest redeemed by the Company, and the Company and the other parties hereto desire for the Company to redeem the NBC-A&E Interest from Redemption Party, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“A&E Note” means a senior unsecured note issued by the Company to Redemption Party in an aggregate principal amount of One Billion Seventy-Two Million Dollars ($1,072,000,000), which note will (i) mature with respect to Four Hundred Eighty-Six Million Dollars ($486,000,000) of such principal amount on March 31, 2013, and with respect to Five Hundred Eighty-Six Million Dollars ($586,000,000) of such principal amount on December 31, 2013, (ii) bear interest, payable quarterly in arrears (or, if the Company is paying monthly dividends, then payable monthly in arrears), at a per annum rate equal to the greater of, as determined on the first day of each month, (x) six percent (6%) and (y) the rate in effect pursuant to the Existing Company Bank Debt on such first day of such month, (iii) be the first maturing debt security or other debt for borrowed money of the Company in the Company’s capital structure, (iv) be prepayable in whole or in part at any time at the option of the Company without premium or penalty, (v) rank pari passu with all other senior indebtedness for borrowed money of the Company (for clarity, no indebtedness for borrowed money of the Company will rank senior to the A&E Note), (vi) contain substantially the same negative covenants as the Existing Company Bank Debt or, if and to the extent more restrictive, any other indebtedness for borrowed money of the Company; provided that the A&E Note shall prohibit, for so long as the A&E Note is outstanding, (a) the prepayment of any other indebtedness for borrowed money of the Company (whether or not existing at the time of issuance of the A&E Note) and (b) the redemption, repurchase or other acquisition (or any offer to redeem, repurchase or otherwise acquire) any Equity Securities by the Company, (vii) prohibit, if the Company is in breach of its obligation under clause (i) or (ii) of this definition, any declaration or payment of any dividend or other distribution with respect to Equity Securities of the Company; provided that the payment of the Closing Distribution Amount shall in no event be prohibited, (viii) if applicable, be secured on an equal and ratable basis with, and benefit from guarantees that are no less favorable than any guaranty provided in, any other indebtedness for borrowed money of the Company and (ix) contain other terms and conditions customary for senior indebtedness for borrowed money.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Company nor any Subsidiary shall be considered an Affiliate of Redemption Party.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, permit, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Closing Distribution Amount” means an amount equal to the sum of (i) the Distribution Average multiplied by the number (if any) of full months preceding the Closing Date and following the last full month with respect to which the Company made a monthly distribution of Net Cash Flow to Redemption Party, plus (ii) the Distribution Average multiplied by a fraction, the numerator of which is the number of days in the month in which the Closing Date occurs that have elapsed through the Closing (including the Closing Date) and the denominator of which is the total number of days in such month. This definition and the definition of “Distribution Average” assume monthly distributions by the Company.  If for any reason such distributions are paid quarterly, appropriate changes will be made to this definition and the definition of “Distribution Average” to give effect to the intent of these definitions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Distribution Average” means the average monthly distribution of Net Cash Flow made by the Company to Redemption Party with respect to the last three (3) full months preceding the Closing Date for which the Company has made such a distribution.

“Existing Company Bank Debt” means the Credit Agreement, dated as of March 1, 2010, among the Company, Wells Fargo Bank, National Association, as the Administrative Agent and the other agents and lenders party thereto, as amended, modified, replaced or refinanced from time to time.

“FCC” means the Federal Communications Commission or its successor agency.

 “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investment Grade Company” means a company that has senior unsecured long-term indebtedness for borrowed money that is rated at least BBB- by Standard & Poor’s Ratings Services and at least Baa3 by Moody’s Investors Service, Inc.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, claim, option, warrant or other right to purchase, conditional sales or title retention agreement, right of first or last negotiation, offer or refusal, or other encumbrance of any kind in respect of such property or asset.

“Losses” means any third-party losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, suits, causes of action, assessments, awards, costs and expenses, including reasonable costs of investigation and reasonable defense and attorneys’ and other professionals’ fees, but excluding any consequential, special or punitive damages, damages for lost profits, or other similar extraordinary damages, except in each case to the extent any of the foregoing are awarded to a third party with respect to a claim for which indemnity is available under Article 8.

“Outside Date” means November 3, 2012.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Specified Financing Event” means that the debt financing markets have experienced a material liquidity disruption at least as severe (in scope and magnitude) as the disruption experienced in such markets in late 2008 and, as a result of such material liquidity disruption, notwithstanding the Company’s compliance in all material respects with Section 5.04(c), the Company Debt Financing is either (A) unavailable to the Company or (B) available to the

Company only on terms that are in the aggregate materially less favorable to the Company than those that would be available to an Investment Grade Company as of the date hereof.

“Subsidiary” means any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors or other persons performing similar functions.

“Transaction Documents” means this Agreement and the A&E Note.

(b) Each of the following terms is defined on the page set forth opposite such term:

Term	Page	Term	Page
ABC	3	Hearst Holdings	3
ABC Enterprises	3	Hearst LT	3
Acquisition Proposal	17	Indemnified Party	24
Agreement	3	Indemnifying Party	24
Alternative Financing	15	IRS	19
Applicable Transaction Documents	11	LLC Agreement	3
As Filed NBC-A&E Tax Basis	19	NBC A&E Interest	3
Cable LT	3	NBC-A&E Tax Basis	18
Closing	8	NBCU	3
Company	3	Parent Entities	20
Company Debt Financing	15	Parent Entity Audit Certifications	20
Disney/ABC TV	3	Partial Cash Purchase Price	8
FCC Application	14	Redemption Party	3
FCC Consent	14	Redemption Price	8
Foreign Regulatory Requirements	10	Tax Benefit Amount	20
Hearst	3	Tax Detriment Amount	20
Hearst Communications	3

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference in this Agreement to $ or dollars shall mean U.S. dollars.  The term “or” has, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

ARTICLE 2
Redemption

Section 2.01. Redemption.  Upon the terms and subject to the conditions of this Agreement, Redemption Party agrees to have redeemed by the Company and to assign, transfer, convey and deliver to the Company, and the Company agrees to redeem from Redemption Party, the NBC-A&E Interest at the Closing.  The redemption price for the NBC-A&E Interest (the “Redemption Price”) is either (a) Three Billion Twenty-Five Million Dollars ($3,025,000,000) in cash or (b) if (i) either (x) a Specified Financing Event occurs within the thirty (30) days immediately preceding the Outside Date (whether or not it is continuing as of the Outside Date) or (y) a Specified Financing Event occurs at any time after the date hereof and is continuing as of the date that is thirty (30) days prior to the Outside Date (whether or not it is continuing as of the Outside Date) and (ii) the Company has delivered to Redemption Party written notice of such Specified Financing Event on or before the Outside Date, One Billion Nine Hundred Fifty-Three Million Dollars ($1,953,000,000) in cash (the “Partial Cash Purchase Price”) and the A&E Note. The Redemption Price shall be paid as provided in Section 2.02.

Section 2.02. Closing.  The closing (the “Closing”) of the redemption of the NBC-A&E Interest hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two (2) Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 hereof (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Redemption Party and the Company may agree; provided that, so long as the Company is in compliance in all material respects with its obligations pursuant to Section 5.04(c), the Company shall be permitted to postpone the Closing to facilitate completion of the Company Debt Financing to a date no later than the Outside Date.

Section 2.03.  Closing Deliveries.  At the Closing:

(a) The Company shall deliver to Redemption Party: (i) the Redemption Price (including, if applicable pursuant to subparagraph (b) of the definition of Redemption Price, the A&E Note duly executed by the Company) and the Closing Distribution Amount, in each case with the cash portion thereof paid in immediately available funds by wire transfer to an account of Redemption Party with a bank in New York City designated by Redemption Party, by notice to the Company, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date; (ii) copies of resolutions of the Board of Directors of the Company as to the authorization of this Agreement and all of the transactions contemplated hereby, certified by an authorized person of the Company; (iii) a good standing certificate of the Company issued by the Delaware Secretary of State as of a date reasonably close to the Closing Date; (iv) the certificate required under Section 6.03(a)(iii); and (v) such other documents as Redemption Party shall reasonably request, each of the items in the preceding subparagraphs (ii), (iv) and (v) to be in form and substance reasonably satisfactory to Redemption Party.

(b) Redemption Party shall deliver to the Company: (i) a duly executed instrument of transfer (in form and substance reasonably satisfactory to the Company) with respect to the transfer of the NBC-A&E Interest from Redemption Party to the Company; (ii) copies of resolutions of the Board of Directors of Redemption Party as to the authorization of this Agreement and all of the transactions contemplated hereby, certified by an authorized person of Redemption Party; (iii) a good standing certificate of Redemption Party issued by the Delaware Secretary of State as of a date reasonably close to the Closing Date; (iv) the certificate required under Section 6.02(a)(iii); (v) resignations of the Directors of the Company appointed by Redemption Party; (vi) a certificate or certificates of non-foreign status in compliance with Treasury Regulations Section 1.1445-2(b)(2), certifying that the Redemption Party or its owner is not a “foreign person” as defined in Section 1445(f)(3) of the Code and the rules of Treasury Regulations promulgated thereunder, and (vii) such other documents as the Company shall reasonably request, each of the items in the preceding subparagraphs (ii), (iv), (v), (vi) and (vii) to be in form and substance reasonably satisfactory to the Company.

ARTICLE 3

Representations and Warranties of Redemption Party

Redemption Party represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  Redemption Party is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on Redemption Party’s ability to consummate the transactions contemplated hereby.

Section 3.02.  Authorization.  The execution, delivery and performance by Redemption Party of this Agreement and the consummation of the transactions contemplated hereby are within Redemption Party’s organizational powers and have been duly authorized by all necessary organizational action on the part of Redemption Party.  This Agreement constitutes a legal, valid and binding agreement of Redemption Party, enforceable against Redemption Party in accordance with its terms.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by Redemption Party of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with or notice to, or consent from, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Communications Act of 1934, as amended, (iii) compliance with the applicable requirements of antitrust regulations in such jurisdictions as may be required (but which shall include Germany and Austria in any case), and (iv) compliance with the applicable requirements of media and communications regulations in such jurisdictions as may be required (but which shall include Germany in any case) (collectively, the requirements in subparagraphs (iii) and (iv), the “Foreign Regulatory Requirements”); provided that Redemption Party shall not be in breach of this Section 3.03 due to any other party’s failure to make any filing with, provide any notice to, or obtain consent from any Governmental Authority.

Section 3.04.  Noncontravention.  The execution, delivery and performance by Redemption Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate

(i) the limited liability company agreement or other constituent documents of Redemption Party, (ii) any contract or other agreement to which Redemption Party is party or by which it is bound, except as would not have a material adverse effect on Redemption Party’s ability to consummate the transactions contemplated hereby, or (iii) assuming compliance with the matters referred to in Section 3.03, any Applicable Law.

Section 3.05.  Ownership and Transfer of Shares.  Redemption Party is the record and beneficial owner of the NBC-A&E Interest and, upon the Closing, will transfer and deliver to the Company good and valid title to the NBC-A&E Interest, free and clear of any and all Liens (other than any Liens imposed by Applicable Law or any Liens pursuant to the LLC Agreement).  The NBC-A&E Interest represents Redemption Party’s entire equity interest in the Company, and following the Closing, Redemption Party will have no equity interest whatsoever in the Company and will cease to be a party to the LLC Agreement or have any rights or benefits arising thereunder (except as otherwise set forth in Article 5).  Redemption Party has not been issued any physical certificates representing the NBC-A&E Interest.

ARTICLE 4

Representations and Warranties of the Company, ABC and Hearst

Each of the Company, ABC and Hearst represents and warrants to Redemption Party as of the date hereof and as of the Closing Date as follows (provided that each of the Company, ABC and Hearst makes such representations and warranties only as to itself and not to the other two parties):

Section 4.01.  Corporate Existence and Power.  Such party is an entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on such party’s ability to consummate the transactions contemplated hereby.

Section 4.02.  Authorization.  The execution, delivery and performance by such party of each Transaction Document to which it is or will be a party (the “Applicable Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby are within such party’s organizational powers and have been duly authorized by all necessary organizational action on the part of such party.  Each Applicable Transaction

Document constitutes (or when executed and delivered will constitute) a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by such party of each Applicable Transaction Document and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with or notice to, or consent from, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Communications Act of 1934, as amended, and (iii) compliance with the Foreign Regulatory Requirements; provided that none of the Company, ABC or Hearst shall be in breach of this Section 4.03 due to any other party’s failure to make any filing with, provide any notice to, or obtain consent from any Governmental Authority.

Section 4.04.  Noncontravention.  The execution, delivery and performance by such party of each Applicable Transaction Document and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or violate (i) the certificate of incorporation, bylaws, limited liability company agreement or other constituent documents of such party, (ii) any material contract or agreement to which such party is a party or by which it is bound, except as would not have a material adverse effect on such party’s ability to consummate the transactions contemplated hereby, or (iii) assuming compliance with the matters referred to in Section 4.03, any Applicable Law.

ARTICLE 5
Covenants

Section 5.01.  Access.  The Company will afford to Redemption Party and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Redemption Party to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Redemption Party shall not unreasonably interfere with the conduct of the business of the Company.  In furtherance of the foregoing, after the Closing but only with respect to the period prior to the Closing, Redemption Party shall continue to have the benefit of the provisions set forth in Sections 6.7(1), 13.1, 13.2, 14.4, 14.5(b)-(c), 14.6 and 14.8, and Article XII of the LLC Agreement to the extent that Redemption Party’s tax or other liabilities would otherwise be adversely affected.

Section 5.02.  Company Information.  Redemption Party will furnish information as the Company may reasonably request so as to enable the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company, including information reasonably necessary to calculate Redemption Party’s tax basis in the NBC-A&E Interest for federal, state and local income and franchise tax purposes (including relevant information and supporting documentation).

Section 5.03.  Mutual Release.  Effective upon the Closing, except with respect to any breach of this Agreement, each of the Company, ABC and Hearst, on behalf of itself, its Affiliates and its and their respective officers, directors, shareholders, members, agents, representatives, employees, successors and assigns, hereby fully, forever and finally waives, releases, discharges and settles, any claim, cause of action, penalty, damage, award, debts, costs, fees (attorney and other), right or remedy of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, existing prior to the Closing, that such Person has against Redemption Party or any of its Affiliates or any of its or their respective officers, directors, shareholders, members, agents, representatives, employees, successors and assigns, arising from or in connection with or relating to the NBC-A&E Interest or the LLC Agreement.  Effective upon the Closing, except with respect to any breach of this Agreement, Redemption Party, on behalf of itself, its Affiliates and its and their respective officers, directors, shareholders, members, agents, representatives, employees, successors and assigns, hereby fully, forever and finally waives, releases, discharges and settles, any claim, cause of action, penalty, damage, award, debts, costs, fees (attorney and other), right or remedy of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, existing prior to the Closing, that such Person has against any of the Company, ABC, Hearst or any of their Affiliates or any of their or their Affiliates’ respective officers, directors, shareholders, members, agents, representatives, employees, successors and assigns, arising from or in connection with or relating to the NBC-A&E Interest or the LLC Agreement.  In connection with the foregoing, each party hereto acknowledges that this is a general release and waiver and waives any rights it may have under any Applicable Law that purports to limit the effect of a general release and waiver (such as a law that seeks to limit the effect thereof only to claims that are known at the time the release and waiver is granted).  Each party further acknowledges that it may discover, after the execution of this Agreement or after the Closing, that the facts and circumstances upon which it based its decision to enter into this general release and waiver are other than or different from what it now believes to be true.  This general release and waiver shall, however, remain binding and effective and shall not be subject to termination, rescission or modification notwithstanding the discovery of such new or different facts or circumstances.  Except for the A&E Note issued at Closing (if applicable), Redemption Party hereby acknowledges that, following the Closing, it shall have no further interest in the Company or the LLC Agreement, except as provided in this Agreement, it being specifically understood and agreed that Redemption Party shall continue to report its share of Company income and loss for income tax purposes with respect to the period prior to Closing as provided in Section 14.2(f) of the LLC Agreement.

Section 5.04.  Commercially Reasonable Efforts; Further Assurances; Transaction Financing.

(a) Subject to the terms and conditions of this Agreement, the parties will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, (i) each of the Company, ABC and Hearst shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) the Company (and, as necessary, ABC, Hearst and Redemption Party) shall make appropriate filings in connection with the Foreign Regulatory Requirements with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Foreign Regulatory Requirements; and (iii) within ten (10) Business Days of the date hereof, the parties shall jointly file with the FCC one or more applications (the “FCC Application”) for consent to the direct or indirect transfer of control of any Affiliate of the Company holding an FCC authorization for which such FCC consent is required prior to the consummation of the Closing (the “FCC Consent”), and the parties shall provide any additional information reasonably required or requested by the FCC and otherwise use their commercially reasonable efforts to obtain the FCC Consent, provided that no party shall have any obligation to participate in an evidentiary hearing on the FCC Application or to pay a third party to obtain the FCC Consent.

(c) The Company shall use commercially reasonable efforts to enter into debt financing arrangements that will (together with any Alternative Financing) provide the Company with funds sufficient to pay the Redemption

Price in full in cash upon the Closing (as contemplated by subparagraph (a) of the definition of Redemption Price) (the “Company Debt Financing”), including using commercially reasonable efforts to negotiate definitive agreements with respect to the Company Debt Financing and to satisfy all conditions to the closing or funding of the Company Debt Financing to the extent within the control of the Company.  Redemption Party acknowledges and agrees that all terms and conditions of the Company Debt Financing and of any other financing for the Redemption Price (which may include capital contributions by ABC and Hearst to the Company or other equity financing, in each case as determined by the Company, ABC and Hearst in their respective sole discretion) (such other financing, “Alternative Financing”) shall be determined solely by the Company, ABC and Hearst in their respective sole discretion, notwithstanding anything to the contrary that may be contained in the LLC Agreement (including Article IX thereof).  Without limiting the foregoing, Redemption Party acknowledges and agrees that it will have no preemptive rights or comparable rights with respect to the Company Debt Financing or the Alternative Financing, whether arising under Section 8.6 of the LLC Agreement or otherwise.  The Company shall enter into the Company Debt Financing and Alternative Financing (if applicable) as soon as reasonably practicable after the date hereof. To the extent reasonably requested by Redemption Party, the Company shall keep Redemption Party reasonably informed of the status of the Company Debt Financing and Alternative Financing.  The Company will provide Redemption Party with prompt notice of any material breach of any party’s obligations under the Company Debt Financing or the Alternative Financing or of any termination of the Company Debt Financing or the Alternative Financing or commitments relating thereto, in each case only if such material breach or termination occurs at any time prior to the Closing Date or, if the A&E Note is issued upon the Closing, at any time prior to the date on which the A&E Note (including all principal and interest due thereon) is repaid in full (there being no obligation of the Company to provide notice of any such events that occur after such applicable date).

(d) The parties shall use their commercially reasonable efforts to agree upon the form of the A&E Note as soon as reasonably practicable and in any event no later than August 31, 2012.

Section 5.05.  Certain Filings.  The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement (other than those identified in and covered by Section 5.04(b)) and (ii) in taking such actions or making any such filings and furnishing information required in connection therewith.

Section 5.06 .  Public Announcements; Confidentiality.

(a) The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which is required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior written approval of each of Redemption Party, the Company, ABC and Hearst.

(b) Except as required by Applicable Law or any listing agreement with any national securities exchange, none of the parties will disclose to any Person any of the terms and conditions of this Agreement, the fact that this Agreement exists or any Confidential Information exchanged between the parties in connection with this Agreement (which Confidential Information will be subject to the terms of Section 10.1 of the LLC Agreement); provided that (i) Redemption Party may disclose this Agreement to General Electric Company and (ii) the Company, ABC and Hearst may disclose this Agreement to potential sources of Company Debt Financing and Alternative Financing (provided that General Electric Company and such financing sources agree to keep this Agreement confidential except as required by Applicable Law or any listing agreement with any national securities exchange).

Section 5.07.  ABC and Hearst.  Each of ABC and Hearst, severally and not jointly, shall be liable to Redemption Party for the payment of one-half (1/2) of the cash portion of the Redemption Price in full (for the avoidance of doubt, regardless of whether the Redemption Price is determined in accordance with subparagraph (a) or (b) of the definition thereof) when and if due under the terms of this Agreement.

Section 5.08.  Company Consents and Actions; Distributions.  Notwithstanding anything to the contrary contained in the LLC Agreement, any authorization, consent, approval, determination or action to be given, made or taken by the Company pursuant to this Agreement or the LLC Agreement or in connection with the transactions contemplated hereby (including the Company Debt Financing and any Alternative Financing and any required consents under or amendments of the LLC Agreement required in connection therewith) shall be given, made or taken under the direction of ABC and Hearst or the Directors of the Company appointed by ABC and Hearst, rather than by Redemption Party or the Directors of the Company appointed by Redemption Party (and Redemption Party shall, and shall cause its appointed Directors to, abstain therefrom and acknowledges and agrees that no authorization, consent, approval, determination or action of Redemption Party or its appointed Directors shall be required in connection therewith); provided that, notwithstanding the foregoing, (i) to the extent the approval of the Members is required under the LLC Agreement in connection with this Agreement or the transactions contemplated hereby (including the Company Debt Financing and the Alternative Financing), the execution of this Agreement by each of ABC, Hearst and Redemption Party shall constitute unanimous approval of the Members for such purpose; and (ii) from the date hereof through the Closing Date, subject to compliance with the terms of this Agreement, the LLC Agreement, Applicable Law and any contracts with third parties, ABC, Hearst and Redemption Party shall cause the Company to continue to make monthly distributions of Net Cash Flow pursuant to Section 7.1 of the LLC Agreement in accordance with past practice.

Section 5.09.  No Solicitation.  Until the earlier to occur of the Closing and the termination of this Agreement, Redemption Party shall not, and shall not authorize or permit any of its Affiliates or any of its or its Affiliates’ officers, directors, shareholders, members, agents, representatives or employees to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding any sale, transfer or other disposition of the NBC-A&E Interest (an “Acquisition Proposal”), it being understood that no Transfer or proposed Transfer of the type referred to in Section 8.1(b)(i) or Section 8.1(b)(ii)(z) of the LLC Agreement shall be deemed an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Redemption Party represents and warrants that, as of the date of this Agreement, there are no existing discussions, negotiations or agreements with any Persons (other than with the parties hereto and this Agreement) with respect to, or that could lead to, an Acquisition Proposal.

Section 5.10.  NBC-A&E Put Options.  Redemption Party agrees that, commencing on the date of this Agreement, Redemption Party will not exercise any NBC-A&E Put Option pursuant to Article IX of the LLC Agreement, unless this Agreement is terminated before the Closing occurs.  With respect to the NBC-A&E Put Option that was exercised by Redemption Party on March 26, 2012 pursuant to Section 9.1(a)(iii) of the LLC Agreement, such NBC-A&E Put Option will be treated as if it had not been exercised unless this Agreement is terminated before the Closing occurs, in which event such NBC-A&E Put Option will be treated as if it had been exercised on the termination date of this Agreement (it being understood that (A) such notice shall be deemed timely delivered pursuant to the LLC Agreement, (B) the Option Purchase Price with respect to such NBC-A&E Put Option shall be determined as of March 26, 2012, and (C) with respect to such NBC-A&E Put Option, the parties shall have no negotiation obligations pursuant to Section 9.4(c)(i) of the LLC Agreement and the 30-day period referred to in the first sentence of Section 9.4(c)(ii) of the LLC Agreement shall be deemed to have expired on such termination date, such that the process of determining the Option Purchase Price via FMV Appraisal will commence immediately following the termination date of this Agreement), with all obligations of the parties under the LLC Agreement relating thereto commencing as of the termination date of this Agreement.  Other than the NBC-A&E Put Option exercised on March 26, 2012 as described in the preceding sentence, Redemption Party acknowledges and agrees that it has not exercised any other NBC-A&E Put Option prior to the date of this Agreement.

Section 5.11.  Reporting of Tax Basis by Redemption Party.  Redemption Party has, prior to the date hereof, provided Hearst and ABC with its estimate that its adjusted common tax basis for U.S. federal income tax purposes (excluding its share of all liabilities under Section 752 of the Code and, for the avoidance of doubt, disregarding any adjustment, pursuant to the principles of Revenue Ruling 87-115, 1987-2 C.B 163, under Section 743 of the Code attributable to a transfer of an interest in an entity that is a partnership for U.S. federal income tax purposes that is a direct or indirect owner of the NBC-A&E Interest (an “87-115 Adjustment”)) in the NBC-A&E Interest on March 31, 2012 was equal to the amount set forth on Schedule 5.11.  Redemption Party agrees that it will adjust such estimated adjusted common tax basis to the date of Closing solely for any (i) increases or decreases attributable to Redemption Party’s actual distributive share of Company items described in Section 705(a)(1) and Section 705(a)(2) of the Code for the Company’s 2011 and 2012 taxable years to the extent not already accounted for in such estimated amount and (ii) decreases attributable to Company distributions to Redemption Party as provided in Section 733 of the Code received after March 31, 2012 (excluding payment of the Redemption Price, but including any amount attributable to a distribution deemed to be made to Redemption Party by operation of Section 751(b) of the Code) (such estimated basis as adjusted by clauses (i) and (ii), the “NBC-A&E Tax Basis” ); provided that if a Specified Financing Event occurs and an A&E Note is issued to Redemption Party, then the NBC-A&E Tax Basis shall be further adjusted (without duplication) for the items described in clauses (i) and (ii) of the preceding sentence for the period between the Closing and the date on which the A&E Note is retired in full.  Upon the filing of a U.S. federal income tax return by Redemption Party (or any of its Affiliates) reporting the gain from the disposition of Redemption Party’s NBC-A&E Interest, Redemption Party shall promptly provide to the Company the adjusted common tax basis for the NBC-A&E Interest as reported by Redemption Party (or any of its Affiliates) on such U.S. federal income tax return for purposes of computing the amount of gain recognized by Redemption Party (or any of its Affiliates) from the disposition of Redemption Party’s NBC-A&E Interest (the “As Filed NBC-A&E Tax Basis” ); provided that if a Specified Financing Event occurs and an A&E Note is issued to Redemption Party, then the As Filed NBC-A&E Tax Basis shall equal the aggregate adjusted common tax basis reported on the U.S. federal income tax returns by Redemption Party (or any of its Affiliates) for purposes of computing the amount of gain recognized by Redemption Party (or any of its Affiliates) from the disposition of Redemption Party’s NBC-A&E Interest upon receipt of (A) payment at Closing of the Redemption Price or the Partial Cash Purchase Price, as the case may be, made to Redemption Party and (B) amounts paid to Redemption Party with respect to the A&E Note.

Section 5.12.  Adjustments to Redemption Price.

(a)           Subject to Section 5.12(b), Redemption Party and the Company agree that if (i) the As Filed NBC-A&E Tax Basis differs from the NBC-A&E Tax Basis as calculated above pursuant to Section 5.11 or (ii) the Internal Revenue Service (the “IRS”  ) makes a final determination with respect to the Company (which determination results from a change in the As Filed NBC-A&E Tax Basis) and such final determination results in a change in the adjustment to the amount of the adjusted tax basis of the Company’s assets under Section 734(b) of the Code resulting from the redemption of the NBC-A&E Interest, then in each case an Estimated Tax Recovery Value (as such term and the terms set forth below in quotation marks are defined in the LLC Agreement, as modified below) shall be calculated assuming that (A) the “Net Fair Value” is equal to the absolute value of the difference between the NBC-A&E Tax Basis and the As Filed NBC-A&E Tax Basis or the As Filed NBC-A&E Tax Basis and the adjusted tax basis in the NBC-A&E Interest used by the IRS in its final determination of the Company’s Section 734(b) adjustment, as the case may be, (B) the “Unaccounted for NBC-A&E Adjusted Tax Basis” is equal to zero, (C) the “Assumed Tax Rate” is 37.8%, (D) the “Percentage of Amortizable Assets” is 95%, (E) the “Applicable Amortization Period” is 15 years, (F) the “Discount Rate” is 10%, (G) the amount determined in clause (a)(iii) of the definition of “Tax Recovery Value” is realized in each of the years of the “Applicable Amortizable Period” beginning on the date of the Closing (and not the beginning of the fifteenth anniversary of the “Effective Date”) and (H) the “Gross Fair Value” shall be calculated without the proviso thereto.  If the As Filed NBC-A&E Tax Basis is greater than the NBC-A&E Tax Basis or the adjusted tax basis of the NBC-A&E Interest used by the IRS is greater than the As Filed NBC-A&E Tax Basis, as the case may be, then Redemption Party shall promptly remit to the Company an amount equal to such Estimated Tax Recovery Value.  If the As Filed NBC-A&E Tax Basis is less than the NBC-A&E Tax Basis or the adjusted tax basis of the NBC-A&E Interest as used by the IRS is less than the As Filed NBC-A&E Tax Basis, as the case may be, then the Company shall promptly pay to Redemption Party an amount equal to such Estimated Tax Recovery Value.  For the avoidance of doubt, any adjustment to, or with respect to, an 87-115 Adjustment by the IRS shall not constitute a determination that As Filed NBC-A&E Tax Basis is incorrect, but only to the extent of such 87-115 Adjustment.

(b)           If an adjustment is required pursuant to Section 5.12(a), the parties agree to act in good faith and take into account any tax benefits or tax detriments to ABC or Hearst achieved directly, or through the Company, that are attributable to such difference (calculated on a “with and without” basis and stated in terms of dollars of basis or amount of income, gain, loss, deduction or credit, as the case may be, as opposed to the actual tax liability of ABC or Hearst or reduction thereof), including any computational adjustments made by the IRS with respect to ABC or Hearst (any such amount, a “Tax Benefit Amount” or a “Tax Detriment Amount”, as the case may be).  If an amount would be required to be remitted to the Company by Redemption Party pursuant to Section 5.12(a), then the Net Fair Value described in clause (A) of Section 5.12(a) shall be reduced (but not below zero) by the aggregate amount of such Tax Benefit Amount and the resulting Estimated Tax Recovery Value, if any, shall be due to the Company.  If an amount would be required to be paid to Redemption Party pursuant to Section 5.12(a), then the Net Fair Value described in clause (A) of Section 5.12(a) shall be reduced (but not below zero) by the aggregate amount of such Tax Detriment Amount and the resulting Estimated Tax Recovery Value, if any, shall be due to Redemption Party. In the event that the Company is, but for the provisions of this Section 5.12(b), entitled to a payment under Section 5.12(a), the Company shall deliver to Redemption Party a certification signed by the senior tax officers of each of ABC's and Hearst’s ultimate corporate controlling entities (the “Parent Entities”) to the effect that there is not, nor has there been, any audit or examination of the Parent Entities or any of their Affiliates (for the avoidance of doubt, other than the Company) that would reasonably be likely to give rise to a Tax Benefit Amount for such Parent Entity or its Affiliates (the “Parent Entity Audit Certifications”).  If the Company fails to provide the Parent Entity Audit Certifications, ABC and Hearst shall be deemed to have achieved a Tax Benefit Amount in the aggregate amount of the Net Fair Value described in clause (A) of Section 5.12(a).

(c)           Each party to the Agreement agrees that if it is notified in writing by the IRS that the Company is the subject of an audit or examination and the resolution of such audit or examination could result in an obligation for a party to make a payment pursuant to this Section 5.12, then (i) such party shall promptly notify the other parties in writing of such audit or examination, (ii) the Company shall keep the other parties reasonably informed of material developments relating to such audit or examination to the extent such development could reasonably be expected to give rise to an obligation to make payment under Section 5.12(a) and (iii) the Company shall not settle (or be permitted to settle) such audit or examination to the extent relating to a matter that likely would result in an adjustment pursuant to this Section 5.12 without the consent of the party that would be liable under this Section 5.12, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           The Company agrees to (i) prepare and file (or cause to be prepared or filed) all U.S. federal income tax returns (including elections, declarations, disclosures, schedules, estimates, claims for refunds, and information returns) for any taxable year in which Redemption Party is a partner of the Company in a manner consistent with its past practice to the extent permitted by Applicable Law and (ii) not amend any U.S. federal income tax returns for any taxable year in which Redemption Party is a partner of the Company without the consent of Redemption Party, which consent shall not be unreasonably withheld, conditioned or delayed, or unless required by Applicable Law (it being understood that it will not be unreasonable for Redemption Party to withhold consent over any amendment that would reasonably be likely to give rise to an obligation by Redemption Party to make payment under this Section 5.12); provided the Company may make a protective Section 754 election with either its 2011 or 2012 U.S. federal income tax return.  For the avoidance of doubt, the Company shall not allocate any item of income, gain, loss, deduction or credit to Redemption Party with respect to any taxable period after the Closing (or if a Specified Financing Event occurs and an A&E Note is issued to Redemption Party, any taxable period after the repayment in full of the A&E Note).

Section 5.13.  Tax Treatment.  Except as otherwise mutually agreed by the parties or as otherwise required by a change in tax law, the Company agrees to treat the payment of the Partial Cash Purchase Price and the repayment of the A&E Note as distributions by the Company under Section 731 and Section 736 of the Code, as applicable.

ARTICLE 6
Conditions to Closing

Section 6.01.  Conditions to Obligations of the Parties.  The obligations of the parties to consummate the Closing are subject to the satisfaction of the following conditions:

(a)  Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)  All required notices under the Foreign Regulatory Requirements relating to the transactions contemplated hereby shall have been made and all approvals required for Closing shall have been obtained.

(c)  If required, the FCC shall have granted the FCC Consent, and such FCC Consent shall be in full force and effect, provided that it shall not be a condition to the Closing that such FCC Consent shall have become a final order of the FCC.

(d)  No provision of any Applicable Law shall prohibit the consummation of the Closing.

Section 6.02.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)  (i) Redemption Party shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Redemption Party contained in this Agreement and in any certificate or other writing delivered by Redemption Party pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (iii) the Company shall have received a certificate signed by a duly authorized executive officer of Redemption Party to the foregoing effect.

(b)  The Company shall have received from Redemption Party all items required to be delivered by Redemption Party pursuant to Section 2.03(b).

Section 6.03.  Conditions to Obligation of Redemption Party.  The obligation of Redemption Party to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i)  Each of the Company, ABC and Hearst shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Company, ABC and Hearst contained in this Agreement and in any certificate or other writing delivered by the Company, ABC or Hearst pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (iii) Redemption Party shall have received a certificate signed by a duly authorized executive officer of the Company to the foregoing effect.

(b) Redemption Party shall have received from the Company all items required to be delivered by the Company pursuant to Section 2.03(a).

ARTICLE 7
Termination

Section 7.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Redemption Party and the Company; or

(b)  by either Redemption Party or the Company if the Closing shall not have been consummated on or before the date that is five (5) days following the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a party if the failure to consummate the Closing resulted primarily from such party’s breach in any material respect of (and, in the case of the Company, either ABC’s or Hearst’s breach in any material respect of) any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(c)  by either Redemption Party or the Company if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction or any Applicable Law.

The party desiring to terminate this Agreement pursuant to this Section 7.01 shall give notice of such termination to the other party (except in the case of a termination of this Agreement pursuant to Section 7.01(a)).

Section 7.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 7.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (i) willful failure of a party to fulfill a condition to the performance of the obligations of the other party, (ii) willful failure of a party to perform a covenant of such party under this Agreement or (iii) willful breach by a party of any representation or warranty of such party contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other parties as a result of such failure or breach.  The provisions of Sections 5.10, 9.03, 9.05, 9.06 and 9.07 shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8
Indemnification

Section 8.01.  Survival.  All of the representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing indefinitely.

Section 8.02.  Indemnity by Redemption Party. From and after the Closing, Redemption Party shall indemnify and hold the Company, Hearst, ABC and their respective officers, directors, shareholders, members, agents, representatives, employees, successors and assigns, harmless from and against any Losses that are suffered or incurred by any of the parties required to be indemnified under this Section 8.02 and that arise from or as a result of the following: (i) any inaccuracy in or breach of any representation or warranty made by Redemption Party in this Agreement or (ii) any breach of any covenant or other obligation of Redemption Party contained in this Agreement.

Section 8.03.  Indemnity by the Company.  From and after the Closing, the Company shall indemnify and hold Redemption Party and its officers, directors, shareholders, members, agents, representatives, employees, successors and assigns, harmless from and against any Losses that are suffered or incurred by any of the parties required to be indemnified under this Section 8.03 and that arise from or as a result of the following: (i) any inaccuracy in or breach of any representation or warranty made by the Company, ABC or Hearst in this Agreement or (ii) any breach of any covenant or other obligation of the Company, ABC or Hearst contained in this Agreement.

Section 8.04.  Indemnification Procedures.  Any party seeking indemnification under this Agreement (the “Indemnified Party”) shall give notice to the party required to provide the indemnification hereunder (the “Indemnifying Party”) promptly after the Indemnified Party has actual knowledge of any claim as to which indemnity may be sought hereunder, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party) to assume and control the defense of any claim or litigation resulting therefrom; provided that:  (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may participate in such defense, represented by counsel of the Indemnified Party’s own choosing, but only at the Indemnified Party’s own cost and expense (unless the Indemnified Party reasonably determines the representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, in which case the reasonable cost and expense of one separate outside counsel for the Indemnified Party that is reasonably satisfactory to the Indemnifying Party shall be borne by the Indemnifying Party), and (iii) the omission by the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent the Indemnifying Party is actually prejudiced or damaged as a result of such failure to give notice.  The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement or a compromise that would bind the Indemnified Party if such judgment, administrative order, settlement or compromise (1) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation, or (2) would require any admission of wrongdoing on the part of the Indemnified Party.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided within twenty (20) days following the receipt of written notice of the Indemnified Party of any such matter, the Indemnified Party shall have the full right to defend against any such claim or demand without waiving any rights under this Article 8.

ARTICLE 9
Miscellaneous

Section 9.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

A&E Television Networks, LLC
235 East 45th Street
New York, NY  10017
Attention:  General Counsel
Attn.:  Doug Jacobs
Fax:  (212) 210-9181
E-mail: doug.jacobs@aenetworks.com

with a copy to:

A&E Television Networks, LLC
235 East 45th Street
New York, NY  10017
Attention:  Chief Financial Officer
Attn.:  Gerard Gruosso
Fax:  (212) 850-9370
E-mail: gerard.gruosso@aenetworks.com

if to ABC, to:

ABC Enterprises, Inc.
c/o The Walt Disney Company
500 South Buena Vista Street (MC: 1050)
Burbank, California 91521-1050
Attention: Chief Financial Officer
Facsimile: (818) 845-2693
Email: jay.rasulo@disney.com

with a copy to:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521-0930
Attention:  General Counsel
Facsimile:  (818) 238-0404
Email: alan.n.braverman@disney.com

and to:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521-0599
Attention: Jim M. Kapenstein
Facsimile:  (818) 562-1813
Email: james.kapenstein@disney.com

if to Hearst, to:

The Hearst Corporation
300 West. 57 Street
New York, NY 10019
Attention: Mr.  Scott M. Sassa
Facsimile No.:  (212) 649-2471
E-mail: ssassa@hearst.com

with a copy to:

The Hearst Corporation
Office of General Counsel
Attention: Ms. Eve B. Burton
Facsimile No.: (212) 649-2041
E-mail: eburton@hearst.com

if to Redemption Party, to:

NBC A&E Holding, LLC
c/o NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10012
Attention: Richard Cotton, General Counsel
Facsimile No.: (212)-664-4733
E-mail: Rick.Cotton@nbcuni.com

and to:

NBC A&E Holding, LLC
c/o Comcast Corporation
One Comcast Center
Philadelphia, PA 19103-2838
Attention: General Counsel
Facsimile:  (215)-286-7794
Email: Art_Block@comcast.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: William Aaronson
Facsimile No.: (212) 701-5800
E-mail: william.aaronson@davispolk.com

or such other address, e-mail address, or facsimile number as such party may hereafter specify for such purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt and, in the case of notice by e-mail, upon receipt by the notifying party of confirmation by the receiving party of receipt of the notifying e-mail on the same day such e-mail notice and request for receipt was given.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.03.  Expenses; Costs of Enforcement; Late Payments. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ fees, both at trial and on appeal, in addition to all other sums allowed by Applicable Law.

(c)  Any amount not paid when due hereunder shall bear interest from and including the due date to and including the date of payment at a rate equal to the prime rate as publicly announced by JPMorgan Bank N.A. from time to time.

Section 9.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that a party may assign, delegate or otherwise transfer its rights or obligations hereunder to an Affiliate without the consent of any other party hereto (provided that no such assignment, delegation or other transfer shall relieve the assigning party of its obligations hereunder).

Section 9.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 9.06.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the County of New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

Section 9.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Delivery of a copy of this Agreement bearing a party’s signature by facsimile transmission, by electronic mail in PDF format or by other similar electronic means shall have the same effect as physical delivery of the paper document bearing the original signature.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns (except to the extent that any such other Person has a right to be indemnified under Article 8).

Section 9.09.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.10.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, including money damages.

Section 9.12.  Cumulative Remedies.  Except as otherwise expressly provided herein, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A&E TELEVISION NETWORKS, LLC
By:	/s/ Gerard Gruosso
	Name:	Gerard Gruosso
	Title:	Executive Vice President & Chief Financial Officer
NBC-A&E HOLDING, LLC
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

DISNEY/ABC INTERNATIONAL TELEVISION, INC.
By:	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	Vice President
ABC ENTERPRISES, INC.
By:	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	Vice President
CABLE LT HOLDINGS, INC.
By:	/s/ James M. Kapenstein
	Name:	James M. Kapenstein
	Title:	Vice President

[Signature Page to Unit Redemption Agreement]

HEARST COMMUNICATIONS, INC.
By:	/s/ James M. Asher
	Name:	James M. Asher
	Title:	Senior Vice President
HEARST HOLDINGS, INC.
By:	/s/ James M. Asher
	Name:	James M. Asher
	Title:	Senior Vice President
HEARST LT INC.
By:	/s/ James M. Asher
	Name:	James M. Asher
	Title:	Senior Vice President

The undersigned acknowledges and agrees that, upon the Closing, (i) Redemption Party will no longer hold any equity interest in the Company, (ii) Redemption Party will cease to be a Member of the Company, and (iii) neither Redemption Party nor NBCU shall be entitled to any rights or benefits under the LLC Agreement except and only to the extent specifically set forth in this Agreement.

NBCUNIVERSAL MEDIA, LLC (f/k/a NBC UNIVERSAL, INC.)
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to Unit Redemption Agreement]